Exhibit 99.1

For release: May 5, 2023

Contact: Brian F. Kidd, SVP/Controller

Phone: (615) 890-2020

NHC Reports First Quarter 2023 Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE American: NHC), the nation's oldest publicly traded senior health care company, announced today net operating revenues and grant income for the quarter ended March 31, 2023 totaled $269,563,000 compared to $278,983,000 for the quarter ended March 31, 2022, a decrease of 3.4%. The decrease in net operating revenues during the first quarter of 2023 was primarily driven by the reduction in government stimulus income of $10.6 million compared to the first quarter a year ago, as well as us exiting seven skilled nursing facilities in Massachusetts and New Hampshire during the third quarter of 2022. Excluding the government stimulus income and the seven skilled nursing facilities in the Massachusetts and New Hampshire, same-facility net operating revenues increased 7.1% during the first quarter of 2023 compared to the same period a year ago.

For the quarter ended March 31, 2023, the reported GAAP net income attributable to NHC was $11,723,000 compared to $15,318,000 for the same period in 2022. Excluding the unrealized gains in our marketable equity securities portfolio and other non-GAAP adjustments, adjusted net income for the quarter ended March 31, 2023 was $12,071,000 compared to $14,081,000 for the same period in 2022 (*). The decrease in non-GAAP earnings for the quarter ended March 31, 2023 compared to the first quarter of 2022 was primarily due to the $10.6 million decrease of government stimulus income recorded. The GAAP diluted earnings per share was $0.76 for the quarter ended March 31, 2023 compared to $0.99 for the quarter ended March 31, 2022. Adjusted diluted earnings per share were $0.79 and $0.91 for the quarters ended March 31, 2023 and 2022, respectively (*).

(*) - See the tables below that provide a reconciliation of GAAP to non-GAAP items.

About NHC

NHC affiliates operate for themselves and third parties 68 skilled nursing facilities with 8,732 beds. NHC affiliates also operate 23 assisted living communities with 1,181 units, five independent living communities with 475 units, three behavioral health hospitals, 34 homecare agencies, and 30 hospice agencies. NHC’s other services include Alzheimer’s and memory care units, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. Therefore, the Company believes this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q, and 10-K. All forward-looking statements represent NHC’s best judgment as of the date of this release.

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Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31
	2023	2022
	(unaudited)
Revenues and grant income:
Net patient revenues	$258,007	$256,337
Other revenues	11,556	12,026
Government stimulus income	-	10,620
Net operating revenues and grant income	269,563	278,983

Costs and expenses:
Salaries, wages and benefits	167,824	170,694
Other operating	71,489	74,085
Facility rent	10,092	10,065
Depreciation and amortization	10,048	9,757
Interest	98	165
Total costs and expenses	259,551	264,766

Income from operations	10,012	14,217

Non-operating income	4,323	3,199
Unrealized gains on marketable equity securities	1,386	3,126

Income before income taxes	15,721	20,542
Income tax provision	(4,436)	(5,193)
Net income	11,285	15,349

Net (income)/loss attributable to noncontrolling interest	438	(31)

Net income attributable to National HealthCare Corporation	$11,723	$15,318

Net income per common share
Basic	$0.76	$0.99
Diluted	$0.76	$0.99

Weighted average common shares outstanding
Basic	15,337,423	15,416,836
Diluted	15,356,335	15,463,855

Dividends declared per common share	$0.57	$0.55

Balance Sheet Data	March 31	December 31
(in thousands)	2023	2022
	(unaudited)
Cash, cash equivalents and marketable securities	$164,791	$182,589
Restricted cash, cash equivalents and marketable securities	173,317	158,067
Current assets	337,903	353,932
Property and equipment, net	503,124	506,532
Total assets	1,265,353	1,275,450
Current liabilities	183,210	197,887
NHC stockholders' equity	877,102	874,276

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Selected Operating Statistics

	Three Months Ended
	March 31
	2023	2022
	(unaudited)
Skilled Nursing Per Diems:
Medicare	$555.85	$544.66
Managed Care	444.95	433.48
Medicaid	236.78	228.53
Private Pay and Other	278.55	270.19
Average Skilled Nursing Per Diem	$315.81	$305.78	(1)

Skilled Nursing Patient Days:
Medicare	84,032	91,583
Managed Care	58,446	55,637
Medicaid	276,506	304,260
Private Pay and Other	157,422	153,955
Total Skilled Nursing Patient Days	576,406	605,435	(1)

(1) For the three months ended March 31, 2022, the skilled nursing per diems and patient days included the seven skilled nursing facilities in Massachusetts and New Hampshire.  NHC exited these seven skilled nursing facilities on September 1, 2022.  For the quarter ended March 31, 2022, the exited Massachusetts and New Hampshire skilled nursing facilities had an average skilled nursing per diem of $291.35 and 52,278 total patient days.

The tables below provide reconciliations of GAAP to non-GAAP items (in thousands, except per share amounts):

	Three Months Ended
	March 31
	2023	2022
	(unaudited)
Net income attributable to National Healthcare Corporation	$11,723	$15,318
Non-GAAP adjustments
Unrealized gains on marketable equity securities	(1,386)	(3,126)
Operating results for newly opened operations not at full capacity (2)	1,217	743
Stock-based compensation expense	639	712
Income tax provision on non-GAAP adjustments	(122)	434
Non-GAAP Net income	$12,071	$14,081

GAAP diluted earnings per share	$0.76	$0.99
Non-GAAP adjustments
Unrealized gains on marketable equity securities	(0.06)	(0.15)
Operating results for newly opened operations not at full capacity (2)	0.06	0.04
Stock-based compensation expense	0.03	0.03
Non-GAAP diluted earnings per share	$0.79	$0.91

(2) The newly opened operations not at full capacity for the 2023 period presented consisted of operations opened from 2021 through 2023.  This consisted of two behavioral health hospitals, one homecare agency, and two hospice agencies.  The newly opened operations for the 2022 period presented consisted of operations opened from 2020 through 2022.  This consisted of two behavioral health hospitals that opened during the second quarter of 2022.

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